EXHIBIT 12

Kirkpatrick & Lockhart LLP                         1800 Massachusetts Avenue, NW
                                                   Second Floor
                                                   Washington, DC 20036-1800
                                                   202.778.9000
                                                   www.kl.com

THEODORE L. PRESS
Tel:  202.778.9025
Fax:  202.778.9100
tpress@kl.com


                                 April 20, 2001



Federated Equity Funds
5800 Corporate Drive
Pittsburgh, PA 15237-7000

The Kaufmann Fund, Inc.
140 East 45th Street
New York, NY 10017


         Re: REORGANIZATION TO CONVERT A MARYLAND CORPORATION TO A SERIES OF A MASSACHUSETTS BUSINESS TRUST

Ladies and Gentleman:

         Federated Equity Funds, a Massachusetts business trust ("Trust"), on behalf of Federated Kaufmann Fund, a segregated portfolio of assets ("series") thereof ("New Fund"), and The Kaufmann Fund, Inc., a Maryland corporation ("Old Fund"), have requested our opinion as to certain federal income tax consequences of the proposed conversion of Old Fund to New Fund pursuant to an Amended and Restated Agreement and Plan of Reorganization between them dated as of April 12, 2001 ("Plan").(1) Specifically, each Investment Company has requested our opinion --

                  (1) that New Fund's acquisition of Old Fund's assets in exchange solely for voting Class K shares of beneficial interest in New Fund ("New Fund Shares") and New Fund's assumption of Old Fund's Liabilities (as herein defined), followed by Old Fund's distribution of those shares PRO RATA to its shareholders of record determined as of the Effective Time (as herein defined) ("Shareholders") constructively in exchange for their shares of common stock of Old Fund ("Old Fund Shares") (such transactions sometimes being referred to herein collectively as the "Reorganization"), will qualify as a reorganization within the meaning of section 368(a)(1)(F),(2) and each Fund will be "a

---------------------------

(1) New Fund and Old Fund are sometimes referred to herein individually as a "Fund" and collectively as the "Funds," and Trust and Old Fund are sometimes referred to herein individually as an "Investment Company" and collectively as the "Investment Companies."

(2) All "section" references are to the Internal Revenue Code of 1986, as amended ("Code"), unless otherwise noted, and all "Treas. Reg.ss." references are to the regulations under the Code ("Regulations").

Federated Equity Funds
The Kaufmann Fund, Inc.
April 20, 2001
Page 2


         party to a reorganization" within the meaning of section 368(b),

                  (2) that neither the Funds nor the Shareholders will recognize gain or loss on the Reorganization, and

                  (3)  regarding   the  basis  and  holding   period  after  the
         Reorganization of the transferred assets and the New Fund Shares issued pursuant thereto.

         In rendering this opinion, we have examined (1) the Plan, (2) the Prospectus/Proxy Statement dated January 9, 2001, that was furnished in connection with the solicitation of proxies by Old Fund's board of directors for use at a special meeting of Old Fund's shareholders held on April 6, 2001 ("Proxy Statement"), and (3) other documents we have deemed necessary or appropriate for the purposes hereof. As to various matters of fact material to this opinion, we have relied, exclusively and without independent verification, on statements of responsible officers of each Investment Company and the representations described below and made in the Plan (as contemplated in paragraph 5.6 thereof) (collectively, "Representations").


                                      FACTS

        Old Fund is a Maryland corporation. Trust is a Massachusetts business trust that, before January 1, 1997, "claimed" classification as an association taxable as a corporation, and it never elected otherwise; and New Fund is a series thereof. Each Investment Company is registered with the Securities and Exchange Commission ("SEC") as an open-end management investment company under the Investment Company Act of 1940, as amended ("1940 Act").

        Old Fund has a single class of shares, and New Fund will issue multiple classes of shares, including Class K shares. Only New Fund's Class K Shares (I.E., New Fund Shares) are involved in the Reorganization.

         The Reorganization, together with related acts necessary to consummate the same ("Closing"), will take place on or about the date hereof. All acts taking place at the Closing will be deemed to take place simultaneously as of the close of business on the date thereof or at such other time as to which the Investment Companies agree ("Effective Time").

         The Funds' investment objectives, policies, and restrictions (which are described in the Proxy Statement) are substantially similar. Both Funds have an investment objective of capital appreciation, which Old Fund seeks, and New Fund will seek, to achieve by investing primarily in the stocks of small and

Federated Equity Funds
The Kaufmann Fund, Inc.
April 20, 2001
Page 3


medium-sized companies that are traded on national security exchanges, the Nasdaq Stock Market, and the over-the-counter market. In addition, up to 25% of each Fund's net assets may be invested in foreign securities.

         For the reasons, and after consideration of the factors, described in the Proxy Statement, each Investment Company's board of trustees/directors approved the Plan, subject to approval of Old Fund's shareholders. In doing so, each board -- including a majority of its members who are not "interested persons" (as that term is defined in the 1940 Act) of either Investment Company -- determined that the Reorganization is in its Fund's best interests and the interests of its Fund's shareholders will not be diluted as a result of the Reorganization.

         The Plan, which specifies that it is intended to be, and is adopted as, a "plan of reorganization" within the meaning of the Regulations, provides in relevant part for the following:

                  (1) New Fund's acquisition of all of Old Fund's assets, including all cash, cash equivalents, securities, receivables (including interest and dividends receivable), claims and rights of action, rights to register shares under applicable securities laws, books and records, deferred and prepaid expenses shown as assets on Old Fund's books, and other property owned by Old Fund (other than its leasehold interest under a lease dated January 1, 1996, as amended, between it and Manhattan Pacific Management Company, Inc. ("Lease")(3) and assets excepted pursuant to paragraph 3.3.4 of the Plan) at the

-----------------------

(3) Although the Lease is in Old Fund's name, Old Fund and its investment manager, Edgemont Asset Management Corporation ("Edgemont"), have always treated the Lease as an asset (and the responsibilities thereunder as a liability) of Edgemont, not of Old Fund. Thus, Edgemont occupied the premises under the Lease and paid all rent due thereunder; and Old Fund's independent auditors did not include the Lease among Old Fund's assets in its audited financial statements, nor did they include any mention of the Lease among Old Fund's liabilities therein. Moreover, pursuant to Section 5.11 of the Asset Purchase Agreement among, INTER ALIA, Edgemont and Federated Investors, Inc. ("Federated"), a subsidiary of which will be New Fund's investment adviser, dated as of October 20, 2000, and amended as of April 11, 2001, regarding Federated's acquisition of Edgemont's investment advisory business ("Acquisition Agreement"), the parties agreed to take steps to obtain the lessor's consent to either (1) an assignment of the Lease to a Federated affiliate or (2) one or more subleases thereunder, with Federated agreeing that, in the absence of such an assignment or subletting, it would make all payments required under the Lease (all without any consideration flowing to or from Old Fund). Thus, even assuming that the Lease could be deemed to be a DE JURE asset and liability of Old Fund, all relevant parties have never treated it as an actual asset and liability thereof, and we have accordingly treated the Lease as neither an asset nor a liability for purposes of this opinion.



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Federated Equity Funds
The Kaufmann Fund, Inc.
April 20, 2001
Page 4


         Effective Time (collectively "Assets"), in exchange solely for the following:

                           (a) the number of full and fractional (rounded to the
                  third decimal place) New Fund Shares equal to the number of full and fractional Old Fund Shares then outstanding, and

                           (b) New Fund's assumption of Old Fund's  liabilities,
                  debts, obligations, and duties with respect to (a) portfolio transactions (made in accordance with applicable investment limits) that have not yet settled in the ordinary course of business, and investment contracts, including options, futures, and forward contracts (made in accordance with such limits), that are open, as of the Effective Time, (b) requests for redemptions of Old Fund Shares pursuant to section 22(e) of the 1940 Act that have been received in good order by Old Fund but not yet fulfilled as of the Effective Time, and (c) current liabilities incurred in the ordinary course of Old Fund's business as an investment company (excluding extraordinary items), and no other of Old Fund's liabilities, debts, obligations, or duties of whatever kind or nature (collectively "Liabilities"),(4)

                  (2) The distribution of those New Fund Shares to the Shareholders, by Trust's transfer agent's opening accounts on New Fund's share transfer books in the Shareholders' names and crediting each Shareholder's account with the respective PRO RATA number of full and fractional (rounded to the third decimal place) New Fund Shares due that Shareholder (whereupon all outstanding Old Fund Shares, including those represented by certificates, simultaneously will be canceled on Old Fund's share transfer books),(5) and


------------------------

(4) Old Fund agreed in the Plan (1) to use its commercially reasonable best efforts to identify all of its liabilities, debts, obligations, and duties before the Effective Time and (2) to discharge all such known liabilities, debts, obligations, and duties at or before the Effective Time. Furthermore, the Acquisition Agreement (Sections 5.11 and 9.1, respectively) provides for the discharge of or indemnification for Old Fund's liabilities not included in the enumeration in the accompanying text. Old Fund thus will have been effectively relieved of all its liabilities when the Reorganization is consummated.

(5) The Plan provides that, at the time of the Reorganization, the Old Fund Shares will in effect be constructively exchanged for New Fund Shares, certificates for which will not be issued. Accordingly, Shareholders will not be required to and will not make physical delivery of their Old Fund Shares, nor

Federated Equity Funds
The Kaufmann Fund, Inc.
April 20, 2001
Page 5


                  (3) The termination of Old Fund as soon as reasonably practicable after that distribution, but in all events within twelve months after the Effective Time.

         Prior to the Closing, Trust's trustees will have authorized the issuance of, and New Fund will have issued, one or more New Fund Shares ("Initial Share(s)") to Federated or an affiliate thereof for the purpose of enabling it to vote (as New Fund's sole initial shareholder) to approve, to the extent required by law, an investment advisory contract, a distribution plan pursuant to Rule 12b-1 under the 1940 Act, and other agreements necessary for New Fund's operation as a series of an open-end investment company, that will have been entered into by Trust on behalf of and with respect to New Fund. At the Effective Time (or as soon thereafter as is reasonably practicable), the Initial Share(s) will be redeemed by New Fund at the subscription price therefor.


                                 REPRESENTATIONS

         OLD FUND has represented and warranted as follows:

                  (1) Old Fund is a corporation that is duly organized, validly existing, and in good standing under the laws of the State of Maryland; and its Articles of Incorporation and Articles of Amendment are on file with the Department of Assessments and Taxation of Maryland;

                  (2) Old Fund is duly registered as an open-end management investment company under the 1940 Act, and that registration is in full force and effect;

                  (3) Old Fund qualified for treatment as a regulated investment company under Subchapter M of the Code ("RIC") for each past taxable year since it commenced operations and will continue to meet all the requirements for such qualification for its current taxable year; the Assets will be invested at all times through the Effective Time in a manner that ensures compliance with the foregoing; and Old Fund has no earnings and profits accumulated in any taxable year in which the provisions of Subchapter M did not apply to it;

                  (4) The Liabilities were incurred by Old Fund in the ordinary course of its business and are associated with the Assets;


--------------------------------------------------------------------------------

will they receive certificates for New Fund Shares, pursuant to the Reorganization. Old Fund Shares nevertheless will be treated as having been exchanged for New Fund Shares, and the tax consequences to the Shareholders will be unaffected by the absence of New Fund Share certificates. SEE discussion at
V. under "Analysis," below.

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Federated Equity Funds
The Kaufmann Fund, Inc.
April 20, 2001
Page 6


                  (5) Old Fund is not  under  the  jurisdiction  of a court in a
         "title  11  or   similar   case"   (within   the   meaning  of  section
         368(a)(3)(A));

                  (6) Not more than 25% of the value of Old Fund's total assets (excluding cash, cash items, and U.S. government securities) is invested in the stock and securities of any one issuer, and not more than 50% of the value of such assets is invested in the stock and securities of five or fewer issuers; and

                  (7) During the five-year  period ending at the Effective Time, neither Old Fund nor any person "related" (as defined in Treas. Reg. ss. 1.368-1(e)(3) without regard to Treas. Reg.ss. 1. 368-1(e)(3)(i)(A)) to Old Fund will have directly or through any transaction, agreement, or arrangement with any other person, (a) acquired Old Fund Shares with consideration other than Old Fund Shares, except for shares redeemed in the ordinary course of Old Fund's business as an open-end investment company as required by the 1940 Act, or (b) made distributions with respect to Old Fund Shares, except for
         (i) dividends qualifying for the deduction for dividends paid (as defined in section 561) referred to in sections 852(a)(1) and 4982(c)(1)(A) and (ii) additional distributions, to the extent they do not exceed 50% of the value (without giving effect to such distributions) of the proprietary interest in Old Fund at the Effective Time.

         TRUST has represented and warranted as follows:

                  (1) Trust is a trust operating under a written declaration of trust, the beneficial interest in which is divided into transferable shares, that is duly organized and validly existing under the laws of the Commonwealth of Massachusetts; and a copy of its Amended and Restated Declaration of Trust is on file with the Secretary of the Commonwealth of Massachusetts;

                  (2) Trust is duly registered as an open-end management investment company under the 1940 Act, and that registration is in full force and effect;

                  (3) Before the Effective Time, (a) New Fund will be a duly established and designated series thereof and (b) there will be no issued and outstanding shares in New Fund or any other securities issued by New Fund, except the Initial Share(s);

                  (4) New Fund has not commenced operations and will not do so until after the Closing;

                  (5) No consideration other than New Fund Shares (and New Fund's assumption of the Liabilities) will be issued in exchange for the Assets in the Reorganization;


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Federated Equity Funds
The Kaufmann Fund, Inc.
April 20, 2001
Page 7


                  (6) New Fund will be a "fund" as defined in section 851(g)(2) and will meet all the requirements to qualify for treatment as a RIC for its taxable year in which the Reorganization occurs;

                  (7) New Fund has no plan or intention to issue additional New Fund Shares following the Reorganization except for shares issued in the ordinary course of its business as a series of an open-end investment company; nor does New Fund, or any person "related" (within the meaning of Treas. Reg. ss. 1.368-1(e)(3)) to New Fund, have any plan or intention to redeem or otherwise reacquire any New Fund Shares issued to the Shareholders pursuant to the Reorganization, except to the extent it is required by the 1940 Act to redeem any of its shares presented for redemption at net asset value in the ordinary course of that business;

                  (8) Following the Reorganization, New Fund (a) will continue Old Fund's "historic business" (within the meaning of Treas. Reg.ss. 1.368-1(d)(2)) and (b) will use a significant portion of Old Fund's "historic business assets" (within the meaning of Treas. Reg.ss. 1.368-1(d)(3)) in a business; and New Fund has no plan or intention to sell or otherwise dispose of any of the Assets, except for dispositions made in the ordinary course of that business and dispositions necessary to maintain its status as a RIC;

                  (9) There is no plan or intention for New Fund to be dissolved or merged into another business trust or a corporation or any "fund" thereof (within the meaning of section 851(g)(2)) following the Reorganization; and

                  (10) Immediately after the Reorganization, (a) not more than 25% of the value of New Fund's total assets (excluding cash, cash items, and U.S. government securities) will be invested in the stock and securities of any one issuer and (b) not more than 50% of the value of such assets will be invested in the stock and securities of five or fewer issuers.

         EACH INVESTMENT COMPANY has represented and warranted as follows:

                  (1) The fair market value of the New Fund Shares received by each Shareholder will be approximately equal to the fair market value of its Old Fund Shares constructively surrendered in exchange therefor;

                  (2) The Shareholders will pay their own expenses, if any, incurred in connection with the Reorganization;

Federated Equity Funds
The Kaufmann Fund, Inc.
April 20, 2001
Page 8


                  (3) Immediately following the consummation of the Reorganization, the Shareholders will own all the New Fund Shares and will own those shares solely by reason of their ownership of Old Fund Shares immediately before the Reorganization;

                  (4) Immediately following consummation of the Reorganization, New Fund will hold the same assets -- except for assets distributed to shareholders who receive cash or other property -- and be subject to the same liabilities that Old Fund held or was subject to immediately prior to the Reorganization. Those excepted assets, together with the amount of all redemptions and distributions (other than regular, normal income and capital gain dividends) made by Old Fund immediately preceding the Reorganization, will, in the aggregate, constitute less than 1% of its net assets;

                  (5) None of the compensation received by any Shareholder who is an employee of or service provider to Old Fund will be separate consideration for, or allocable to, any of the Old Fund Shares held by that Shareholder; none of the New Fund Shares received by any such Shareholder will be separate consideration for, or allocable to, any employment agreement, investment advisory agreement, or other service agreement; and the consideration paid to any such Shareholder will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services; and

                  (6) Neither Fund will be reimbursed for any expenses incurred by it or on its behalf in connection with the Reorganization unless those expenses are solely and directly related to the Reorganization (determined in accordance with the guidelines set forth in Rev. Rul. 73-54, 1973-1 C.B. 187).


                                     OPINION

        Based solely on the facts set forth above, and conditioned on the Representations being true at the Effective Time and the Reorganization being consummated in accordance with the Plan, our opinion (as explained more fully in the next section of this letter) is as follows:

                  (1) New Fund's acquisition of the Assets in exchange solely for New Fund Shares and New Fund's assumption of the Liabilities, followed by Old Fund's distribution of those shares PRO RATA to the Shareholders constructively in exchange for their Old Fund Shares, will qualify as a reorganization within the meaning of section 368(a)(1)(F), and each Fund will be "a party to a reorganization" within the meaning of section 368(b);


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Federated Equity Funds
The Kaufmann Fund, Inc.
April 20, 2001
Page 9


                  (2) Old Fund will recognize no gain or loss on the transfer of the Assets to New Fund in exchange solely for New Fund Shares and New Fund's assumption of the Liabilities(6) or on the subsequent distribution of those shares to the Shareholders in constructive exchange for their Old Fund Shares;

                  (3) New Fund will recognize no gain or loss on its receipt of the Assets in exchange solely for New Fund Shares and its assumption of the Liabilities;

                  (4) New Fund's basis in the Assets will be the same as Old Fund's basis therein immediately before the Reorganization, and New Fund's holding period for the Assets will include Old Fund's holding period therefor;

                  (5) A Shareholder will recognize no gain or loss on the constructive exchange of all its Old Fund Shares solely for New Fund Shares pursuant to the Reorganization;

                  (6) A Shareholder's aggregate basis in the New Fund Shares it receives in the Reorganization will be the same as the aggregate basis in the Old Fund Shares it constructively surrenders in exchange for those New Fund Shares, and its holding period for those New Fund Shares will include its holding period for those Old Fund Shares, provided the Shareholder holds them as capital assets at the Effective Time; and

                  (7) For purposes of section 381, New Fund will be treated as if there had been no Reorganization. Accordingly, the Reorganization will not result in the termination of Old Fund's taxable year, Old Fund's tax attributes enumerated in section 381(c) will be taken into account by New Fund as if there had been no Reorganization, and the part of Old Fund's taxable year before the Reorganization will be included in New Fund's taxable year after the Reorganization.

         Our opinion is based on, and is conditioned on the continued applicability of, the provisions of the Code and the Regulations, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service ("Service") in existence on the date hereof. All the foregoing authorities are subject to change or modification that can be applied retroactively and thus also could affect our opinion; we assume no responsibility to update our opinion

-----------------------------

(6) Notwithstanding anything herein to the contrary, we express no opinion as to the effect of the Reorganization on either Fund or any Shareholder with respect to any Asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes on the termination or transfer thereof under a mark-to-market system of accounting.



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Federated Equity Funds
The Kaufmann Fund, Inc.
April 20, 2001
Page 10


with respect to any such change or modification. Our opinion also is applicable only to the extent each Fund is solvent, and we express no opinion about the tax treatment of the transactions described herein if either Fund is insolvent. Our opinion is solely for the addressees' information and use and may not be relied on for any purpose by any other person without our express written consent.


                                    ANALYSIS

I. THE REORGANIZATION WILL QUALIFY AS AN F REORGANIZATION, AND EACH FUND WILL BE A PARTY TO A REORGANIZATION.

         A.       EACH FUND IS A SEPARATE CORPORATION.

         Section 368(a)(1)(F) provides that "a mere change in identity, form, or place of organization of one corporation, however effected," is a reorganization ("F Reorganization"). That section's limitation of the definition of an F Reorganization to a change involving ONE CORPORATION was adopted by the Tax Equity and Fiscal Responsibility Act of 1982 ("TEFRA"). TEFRA's legislative history explains, however, that the statutory limitation does not preclude the use of more than one entity to consummate a transaction under section 368(a)(1)(F), provided that only one operating company is involved in the reorganization. H.R. Conf. Rep. No. 760, 97th Cong., 2d Sess., reprinted in 1982 U.S. Code Cong. & Ad. News 1315. That report cites the reincorporation of an operating company in a different state as an example of an F Reorganization that requires the involvement of more than one corporation but that, nonetheless, complies with amended section 368(a)(1)(F).

         For a transaction to qualify under that section, therefore, both entities involved therein must be corporations (or associations taxable as corporations). Trust, however, is a business trust, not a corporation, and New Fund is a separate series thereof.

         Regulation section 301.7701-4(b) provides that certain arrangements known as trusts (because legal title is conveyed to trustees for the benefit of beneficiaries) will not be classified as trusts for purposes of the Code because they are not simply arrangements to protect or conserve the property for the beneficiaries. That section states that these "business or commercial trusts" generally are created by the beneficiaries simply as devices to carry on profit-making businesses that normally would have been carried on through business organizations classified as corporations or partnerships under the Code and concludes that the fact that any organization is technically cast in the trust form will not change its real character if it "is more properly classified

Federated Equity Funds
The Kaufmann Fund, Inc.
April 20, 2001
Page 11


as a business entity under [Treas. Reg.]ss. 301.7701-2."(7) Furthermore, pursuant to Treas. Reg. ss. 301.7701-4(c), "[a]n `investment' trust will not be classified as a trust if there is a power under the trust agreement to vary the investment of the certificate holders. SEE COMMISSIONER V. NORTH AMERICAN BOND TRUST, 122 F.2d 545 (2d Cir. 1941), CERT. DENIED, 314 U.S. 701 (1942)."

         Based on these criteria, Trust does not qualify as a trust for federal tax purposes.(8) Trust is not simply an arrangement to protect or conserve property for the beneficiaries but is designed to carry on a profit-making business. Furthermore, while Trust is an "investment trust," there is a power under its declaration of trust to vary its shareholders' investment therein. Trust does not have a fixed pool of assets -- New Fund will be a managed portfolio of securities, and its investment adviser will have the authority to buy and sell securities for it. Accordingly, we believe that Trust should not be classified as a trust, and instead should be classified as a business entity, for federal tax purposes.

         Regulation section 301.7701-2(a) provides that "[a] business entity with two or more members is classified for federal tax purposes as either a corporation or a partnership." The term "corporation" is defined for those purposes (in Treas. Reg. ss. 301.7701-2(b)) to include corporations denominated as such under the federal or state statute pursuant to which they were organized and certain other entities. Any business entity that is not classified as a corporation under that section (an "eligible entity") and has at least two members can elect to be classified as either an association (and thus a corporation) or a partnership. Treas. Reg. ss. 301.7701-3(a).

         An eligible entity in existence before January 1, 1997, the effective date of the check-the-box Regulations, "will have the same classification that the entity claimed under [the prior Regulations]," unless it elects otherwise. Treas. Reg. ss. 301.7701-3(b)(3)(i). Based on the reasoning stated in the second preceding paragraph -- and the fact that, under the law that existed before the

-------------------------

(7) On December 10, 1996, the Service adopted Regulations for classifying business organizations (Treas. Reg. ss.ss. 301.7701-1 through -3 and parts of -4, the so-called "check-the-box" Regulations) to replace the provisions in the then-existing Regulations that "have become increasingly formalistic. [The check-the-box Regulations replace] those rules with a much simpler approach that generally is elective." T.D. 8697, 1997-1 C.B. 215. Regulation section 301.7701-2(a) provides that "a BUSINESS ENTITY is any entity recognized for federal tax purposes . . . that is not properly classified as a trust under [Treas. Reg.]ss. 301.7701-4 or otherwise subject to special treatment under the
 . . . Code." Trust is not subject to any such special treatment.

(8) Because New Fund is considered separate from each other series of Trust for federal tax purposes (see the discussion in the last paragraph of I.A. below), the analysis in the accompanying text applies equally to New Fund.



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The Kaufmann Fund, Inc.
April 20, 2001
Page 12


check-the-box Regulations, the word "association" had been held to include a Massachusetts business trust (SEE HECHT V. MALLEY, 265 U.S. 144 (1924)) -- Trust "claimed" classification under the prior Regulations as an association taxable as a corporation. Moreover, since that date it has not elected not to be so classified. Accordingly, we believe that Trust will continue to be classified as an association (and thus a corporation) for federal tax purposes.

         Trust as such, however, is not participating in the Reorganization, but rather a separate series thereof (New Fund) is the participant. Ordinarily, a transaction involving a segregated pool of assets such as New Fund could not qualify as a reorganization, because the pool would not be a separate taxable entity that constitutes a corporation. Under section 851(g), however, New Fund will be treated as a separate corporation for all purposes of the Code save the definitional requirement of section 851(a) (which is satisfied by Trust).
Accordingly, we believe that New Fund will be a separate corporation, and its shares will be treated as shares of corporate stock, for purposes of section 368(a)(1)(F).

         B.       REQUIREMENTS OF CONTINUITY.

         Regulation section 1.368-1(b) sets forth two prerequisites to a valid reorganization: (1) a continuity of the business enterprise through the issuing corporation ("IC") -- defined in the Regulation as "the acquiring corporation (as that term is used in section 368(a))," with an exception not relevant here -- under the modified corporate form as described in Treas. Reg.ss. 1.368-1(d) ("continuity of business enterprise") and (2) a continuity of interest as described in Treas. Reg. ss. 1.368-1(e) ("continuity of interest").

                  1. CONTINUITY OF BUSINESS ENTERPRISE.

         To satisfy the continuity of business enterprise requirement of Treas. Reg. ss. 1.368-1(d)(1), IC must either (i) continue the target corporation's historic business ("business continuity") or (ii) use a significant portion of the Old Fund corporation's historic business assets in a business ("asset continuity").

         The Funds' investment objectives, policies, and restrictions are substantially similar. Moreover, after the Reorganization New Fund will continue Old Fund's "historic business" (within the meaning of Treas. Reg. ss. 1.368-1(d)(2)). Accordingly, there will be business continuity.

         New Fund not only will continue Old Fund's historic business, but it also will use in that business a significant portion of Old Fund's "historic business assets" (within the meaning of Treas. Reg. ss. 1.368-1(d)(3)). In addition, New Fund has no plan or intention to sell or otherwise dispose of any of the Assets, except for dispositions made in the ordinary course of that

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Federated Equity Funds
The Kaufmann Fund, Inc.
April 20, 2001
Page 13


business  and   dispositions   necessary  to  maintain  its  status  as  a  RIC.
Accordingly, there will be asset continuity as well.

         Because the Reorganization meets the requirement that an F Reorganization be "a mere change in identity, form, or place of organization of one corporation," the Reorganization also will satisfy the less stringent continuity of business enterprise requirement.

         For all the foregoing reasons, we believe that the Reorganization will satisfy the continuity of business enterprise requirement.

                  2. CONTINUITY OF INTEREST.

         Regulation section 1.368-1(e)(1)(i) provides that "[c]ontinuity of interest requires that in substance a substantial part of the value of the proprietary interests in the target corporation be preserved in the reorganization. A proprietary interest in the target corporation is preserved if, in a potential reorganization, it is exchanged for a proprietary interest in the issuing corporation . . . ." That section goes on to provide that "[h]owever, a proprietary interest in the target corporation is not preserved if, in connection with the potential reorganization, . . . stock of the issuing corporation furnished in exchange for a proprietary interest in the target corporation in the potential reorganization is redeemed. All facts and circumstances must be considered in determining whether, in substance, a proprietary interest in the target corporation is preserved."

         For purposes of issuing private letter rulings, the Service considers the continuity of interest requirement satisfied if ownership in an acquiring corporation on the part of a transferor corporation's former shareholders is equal in value to at least 50% of the value of all the formerly outstanding shares of the transferor corporation.(9) Although shares of both the target and acquiring corporations held by the target corporation's shareholders that are

---------------------

(9) Rev.  Proc.  77-37,  SUPRA;  BUT SEE  Rev.  Rul.  56-345,  1956-2  C.B.  206
(continuity of interest was held to exist in a reorganization of two RICs where immediately after the reorganization 26% of the shares were redeemed to allow investment in a third RIC); SEE ALSO REEF CORP. V. COMMISSIONER, 368 F.2d 125 (5th Cir. 1966), CERT. DENIED, 386 U.S. 1018 (1967) (a redemption of 48% of a transferor corporation's stock was not a sufficient shift in proprietary interest to disqualify a transaction as an F Reorganization, even though only 52% of the transferor's shareholders would hold all the transferee's stock); AETNA CASUALTY AND SURETY CO. V. U.S., 568 F.2d 811, 822-23 (2d Cir. 1976) (redemption of a 38.39% minority interest did not prevent a transaction from qualifying as an F Reorganization); Rev. Rul. 61-156, 1961-2 C.B. 62 (a transaction qualified as an F Reorganization even though the transferor's shareholders acquired only 45% of the transferee's stock, while the remaining 55% of that stock was issued to new shareholders in a public underwriting immediately after the transfer).



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The Kaufmann Fund, Inc.
April 20, 2001
Page 14


disposed of before or after the transaction will be considered in determining satisfaction of the 50% standard, the Service has recently issued private letter rulings that excepted from that determination "shares which are required to be redeemed at the demand of shareholders by . . . Target or Acquiring in the ordinary course of their businesses as open-end investment companies (or series thereof) pursuant to Section 22(e) of the 1940 Act." Priv. Ltr. Ruls. 9823018 (Mar. 5, 1998) and 9822053 (Mar. 3, 1998); CF. Priv. Ltr. Rul. 199941046 (July
16, 1999) (redemption of a target RIC shareholder's shares, amounting to 42% of the RIC's value, and other "shares redeemed in the ordinary course of Target's business as an open-end investment company pursuant to section 22(e) . . ." excluded from determination of whether the target or a related person acquired its shares with consideration other than target or acquiring fund shares).(10)

         During the five-year period ending on the Closing Date, neither Old Fund nor any person "related" (as defined in Treas. Reg. ss. 1.368-1(e)(3) without regard to Treas. Reg. ss. 1. 368-1(e)(3)(i)(A)) to Old Fund will have directly or through any transaction, agreement, or arrangement with any other person, (a) acquired Old Fund Shares with consideration other than Old Fund Shares, except for shares redeemed in the ordinary course of Old Fund's business as an open-end investment company as required by the 1940 Act, or (b) made distributions with respect to Old Fund Shares, except for (i) dividends qualifying for the deduction for dividends paid (as defined in section 561) referred to in sections 852(a)(1) and 4982(c)(1)(A) and (ii) additional distributions, to the extent they do not exceed 50% of the value (without giving effect to such distributions) of the proprietary interest in Old Fund on the Closing Date. Nor does New Fund, or any person "related" (within the meaning of Treas. Reg. ss. 1.368-1(e)(3)) to New Fund, have any plan or intention to redeem or otherwise reacquire any New Fund Shares issued to the Shareholders pursuant to the Reorganization, except to the extent it is required by the 1940 Act to redeem any of its shares presented for redemption at net asset value in the ordinary course of that business.

         Although New Fund's shares will be offered for sale to the public on an ongoing basis after the Reorganization, sales of those shares will arise out of a public offering separate and unrelated to the Reorganization and not as a

--------------------

(10) Although, under section 6110(k)(3), a private letter ruling may not be cited as precedent, tax practitioners look to such rulings as generally indicative of the Service's views on the proper interpretation of the Code and the Regulations. CF. ROWAN COMPANIES, INC. V. COMMISSIONER, 452 U.S. 247 (1981); ALSO SEE Treas. Reg. ss. 1.6662-4(d)(3)(iii) (providing that private letter rulings issued after October 31, 1976, are authority for purposes of determining whether there is or was substantial authority for the tax treatment of an item under section 6662(d)((2)(B)(i), in connection with the imposition of the accuracy-related penalty under section 6662 to a substantial understatement of income tax).



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The Kaufmann Fund, Inc.
April 20, 2001
Page 15


result thereof. SEE REEF CORP. V. COMMISSIONER, 368 F.2d at 134; Rev. Rul. 61-156, SUPRA. Similarly, although Shareholders may redeem New Fund Shares pursuant to their rights as shareholders of a series of an open-end investment company (SEE Priv. Ltr. Ruls. 9823018 and 9822053, SUPRA, and 8816064 (Jan. 28,
1988)), those redemptions will result from the exercise of those rights in the course of New Fund's business as an open-end series and not from the F
Reorganization as such. Furthermore, it is not within the purpose of the continuity of interest requirement to disqualify the Reorganization as an F Reorganization because of shifts in proprietary interest that would ultimately occur regardless of Old Fund's change in its identity.

         Accordingly,   we  believe  that  the  Reorganization   will  meet  the
continuity of interest requirement.

         C.       BUSINESS PURPOSE.

         All reorganizations must meet the judicially imposed requirements of the "business purpose doctrine," which was established in GREGORY V. HELVERING, 293 U.S. 465 (1935), and is now set forth in Treas. Reg. ss.ss. 1.368-1(b), -1(c), and -2(g) (the last of which provides that, to qualify as a reorganization, a transaction must be "undertaken for reasons germane to the continuance of the business of a corporation a party to the reorganization"). Under that doctrine, a transaction must have a BONA FIDE business purpose (and not a purpose to avoid federal income tax) to qualify as a valid reorganization. The substantial business purposes of the Reorganization are described in the Proxy Statement. Accordingly, we believe that the Reorganization is being undertaken for BONA FIDE business purposes (and not a purpose to avoid federal income tax) and therefore meets the requirements of the business purpose doctrine.

         D.       SATISFACTION OF SECTION 368(A)(2)(F).

         Under section 368(a)(2)(F), if two or more parties to a transaction described in section 368(a)(1) (with an exception not relevant here) were "investment companies" immediately before the transaction, then the transaction shall not be considered a reorganization with respect to any such investment company and its shareholders. But that section does not apply to a participating investment company if, among other things, it is a RIC or --

         (1) not more than 25% of the value of its total assets is invested in the stock and securities of any one issuer and

         (2) not more than 50% of the value of its total assets is invested in the stock and securities of five or fewer issuers.


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The Kaufmann Fund, Inc.
April 20, 2001
Page 16


In determining  total assets for these purposes,  cash and cash items (including
receivables)   and   U.S.   government   securities   are   excluded.    Section
368(a)(2)(F)(iv).

         Each Fund will meet the requirements to qualify for treatment as a RIC for its current taxable year (Old Fund) or its taxable year in which the Reorganization occurs (New Fund) and will satisfy the foregoing percentage tests. Furthermore, section 368(a)(2)(F) does not apply if the stock of each investment company is owned by substantially the same persons in the same proportions (section 368(a)(2)(F)(v)); the Reorganization should fall within this exception. In addition, it is arguable that only one investment company is involved in the Reorganization and that section 368(a)(2)(F) therefore does not apply, because for purposes of section 368(a)(1)(F) the involvement of New Fund (which will not be an operating entity until consummation of the Reorganization) is ignored for purposes of counting the number of corporations participating in the Reorganization. H.R. Conf. Rep. No. 760, SUPRA; SEE discussion at I.A. above. Accordingly, we believe that section 368(a)(2)(F) will not cause the Reorganization to fail to qualify as an F Reorganization with respect to either Fund.

         For all the foregoing reasons, we believe that the Reorganization will qualify as an F Reorganization.

         E. EACH FUND WILL BE A PARTY TO A REORGANIZATION.

         Section 368(b)(2) provides, in pertinent part, that in the case of a reorganization involving the acquisition by one corporation of properties of another, the term "a party to a reorganization" includes each corporation. Pursuant to the Reorganization, Old Fund is transferring the Assets to New Fund. Accordingly, we believe that each Fund will be "a party to a reorganization." CF. Rev. Rul. 72-206, 1972-1 C.B. 104.


II.      OLD FUND WILL RECOGNIZE NO GAIN OR LOSS.

         Under sections 361(a) and (c), no gain or loss shall be recognized to a corporation that is a party to a reorganization if, pursuant to the plan of reorganization, (1) it exchanges property solely for stock or securities in another corporate party to the reorganization and (2) distributes that stock or securities to its shareholders. Section 361(c)(4) provides that sections 311 and 336 (which require recognition of gain on certain distributions of appreciated property) shall not apply to such a distribution.

         Section 357(a)  provides in pertinent part that,  except as provided in section 357(b), if a taxpayer receives property that would be permitted to be received under section 361 without recognition of gain if it were the sole consideration and, as part of the consideration, another party to the exchange assumes a liability of the taxpayer or acquires from the taxpayer property subject to a liability, then that assumption or acquisition shall not be treated

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Federated Equity Funds
The Kaufmann Fund, Inc.
April 20, 2001
Page 17


as money or other  property and shall not prevent the exchange from being within section 361. Section 357(b) applies where the principal purpose of the assumption or acquisition was a tax avoidance purpose or not a BONA FIDE business purpose.

         As noted above, it is our opinion that the Reorganization will qualify as an F Reorganization and that each Fund will be a party to a reorganization. Old Fund will exchange the Assets solely for New Fund Shares and New Fund's assumption of the Liabilities and then will be terminated pursuant to the Plan -- which we believe constitutes a "plan of reorganization" within the meaning of Treas. Reg. ss. 1.368-2(g) -- distributing those shares to its shareholders in constructive exchange for their Old Fund Shares. As also noted above, it is our opinion that the Reorganization is being undertaken for BONA FIDE business purposes (and not a purpose to avoid federal income tax); we also do not believe that the principal purpose of New Fund's assumption of the Liabilities is avoidance of federal income tax on the proposed transaction. Accordingly, we believe that Old Fund will recognize no gain or loss on the Reorganization.


III.     NEW FUND WILL RECOGNIZE NO GAIN OR LOSS.

         Section 1032(a) provides that no gain or loss shall be recognized to a corporation on the receipt by it of money or other property in exchange for its stock. New Fund will issue New Fund Shares to Old Fund in exchange for the Assets, which consist of money and securities. Accordingly, we believe that New Fund will recognize no gain or loss on the Reorganization.


IV. NEW FUND'S BASIS IN THE ASSETS WILL BE A CARRYOVER BASIS, AND ITS HOLDING PERIOD WILL INCLUDE OLD FUND'S HOLDING PERIOD.

         Section 362(b) provides, in pertinent part, that the basis of property acquired by a corporation in connection with a reorganization to which section 368 applies shall be the same as it would be in the hands of the transferor, increased by the amount of gain recognized to the transferor on the transfer (a "carryover basis"). As noted above, it is our opinion that the Reorganization will qualify as such a reorganization and that Old Fund will recognize no gain on the Reorganization. Accordingly, we believe that New Fund's basis in the Assets will be the same as Old Fund's basis therein immediately before the Reorganization.

         Section 1223(2) provides in general that the period for which a taxpayer has held acquired property that has a carryover basis shall include the period for which the transferor held the property. As noted above, it is our opinion that New Fund's basis in the Assets will be a carryover basis. Accordingly, we believe that New Fund's holding period for the Assets will include Old Fund's holding period therefor.



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The Kaufmann Fund, Inc.
April 20, 2001
Page 18


V.       A SHAREHOLDER WILL RECOGNIZE NO GAIN OR LOSS.

         Under section 354(a)(1), no gain or loss shall be recognized if stock in a corporation that is a party to a reorganization is exchanged pursuant to a plan of reorganization solely for stock in that corporation or another corporate party to the reorganization. Pursuant to the Plan, the Shareholders will receive solely New Fund Shares for their Old Fund Shares. As noted above, it is our opinion that the Reorganization will qualify as an F Reorganization, each Fund will be a party to a reorganization, and the Plan constitutes a plan of reorganization. Although section 354(a)(1) requires that the transferor corporation's shareholders exchange their shares therein for shares of the acquiring corporation, the courts and the Service have recognized that the Code does not require taxpayers to perform useless gestures to come within the statutory provisions. SEE, E.G., EASTERN COLOR PRINTING CO., 63 T.C. 27, 36
(1974); DAVANT V. COMMISSIONER, 366 F.2d 874 (5th Cir. 1966). Therefore, although Shareholders will not actually surrender Old Fund Share certificates in exchange for New Fund Shares, their Old Fund Shares will be canceled on the issuance of New Fund Shares to them (all of which will be reflected on New Fund's share transfer books) and will be treated as having been exchanged therefor. SEE Rev. Rul. 81-3, 1981-1 C.B. 125; Rev. Rul. 79-257, 1979-2 C.B.
136. Accordingly, we believe that a Shareholder will recognize no gain or loss on the constructive exchange of all its Old Fund Shares solely for New Fund Shares pursuant to the Reorganization.


VI. A SHAREHOLDER'S BASIS IN NEW FUND SHARES WILL BE A SUBSTITUTED BASIS, AND ITS HOLDING PERIOD THEREFOR WILL INCLUDE ITS HOLDING PERIOD FOR ITS OLD FUND SHARES.

         Section 358(a)(1) provides, in pertinent part, that in the case of an exchange to which section 354 applies, the basis of the property permitted to be received thereunder without the recognition of gain or loss shall be the same as the basis of the property exchanged therefor, decreased by, among other things, the fair market value of any other property and the amount of any money received in the exchange and increased by the amount of any gain recognized on the exchange by the shareholder (a "substituted basis"). As noted above, it is our opinion that the Reorganization will qualify as an F Reorganization and, under section 354, a Shareholder will recognize no gain or loss on the constructive exchange of all its Old Fund Shares solely for New Fund Shares in the Reorganization. No property will be distributed to the Shareholders other than New Fund Shares, and no money will be distributed to them pursuant to the Reorganization. Accordingly, we believe that a Shareholder's basis in the New Fund Shares it receives in the Reorganization will be the same as the basis in its Old Fund Shares it constructively surrenders in exchange for those New Fund Shares.


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Federated Equity Funds
The Kaufmann Fund, Inc.
April 20, 2001
Page 19


         Section 1223(1) provides in general that the period for which a taxpayer has held property received in an exchange that has a substituted basis shall include the period for which the taxpayer held the property exchanged therefor if the latter property was a capital asset (as defined in section 1221) in the taxpayer's hands at the time of the exchange. SEE Treas. Reg. ss. 1.1223-1(a). As noted above, it is our opinion that a Shareholder will have a substituted basis for the New Fund Shares it receives in the Reorganization. Accordingly, we believe that a Shareholder's holding period for the New Fund Shares it receives in the Reorganization will include its holding period for the Old Fund Shares it constructively surrenders in exchange for those New Fund Shares, provided the Shareholder holds those Old Fund Shares as capital assets at the Effective Time.


VII.     SURVIVAL OF TAX ATTRIBUTES.

         Regulation section 1.381(b)-1(a)(2) provides that in the case of an F Reorganization, the acquiring corporation shall be treated (for purposes of section 381) just as the transferor corporation would have been treated if there had been no reorganization.(11) Thus, according to that section, among other things, the transferor's taxable year shall not end on the date of transfer merely because of the transfer and the tax attributes of the transferor enumerated in section 381(c) shall be taken into account by the acquiring corporation as if there had been no reorganization. As noted above, it is our opinion that the Reorganization will qualify as an F Reorganization.

         Accordingly, we believe that, for purposes of section 381, New Fund will be treated just as Old Fund would have been if there had been no Reorganization. Thus, Old Fund's taxable year will not end on the date of the Reorganization merely because of the Reorganization, and New Fund will take into account Old Fund's tax attributes enumerated in section 381(c) as if there had been no Reorganization. In addition, the part of Old Fund's taxable year before the Reorganization and the part of New Fund's taxable year after the Reorganization will constitute a single taxable year of New Fund. SEE Rev. Rul. 57-276, 1957-1 C.B. 126, 127-28.

--------------

(11) We recognize that the Reorganization also may qualify as a reorganization under other provisions of section 368(a)(1). However, Rev. Rul. 57-276, 1957-1 C.B. 126, states that if a corporate transaction comes within section
368(a)(1)(F) but also meets the requirements of sections  368(a)(1)(A),  (C), or
(D), the transaction will be treated as an F Reorganization for purposes of applying section 381.

Federated Equity Funds
The Kaufmann Fund, Inc.
April 20, 2001
Page 20


                                Very truly yours,

                                KIRKPATRICK & LOCKHART LLP



                                By: /s/ Theodore L. Press
                                   ---------------------------------------------
                                   Theodore L. Press